Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 13, 2002, relating to the financial statements and financial highlights which appears in the October 31, 2002 Annual Report to Shareholders of Alliance Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Accountants" and "Financial Statements and Report of Independent Accountants" in such Registration Statement.





PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York 10036
January 24, 2003

00250.0184 #380022